Issuer Free Writing Prospectus

 Filed Pursuant to Rule 433

 Registration File No. 333-262390

Brighthouse FINANCIAL Build for what's ahead' Help strengthen your clients' retirement portfolios with guaranteed lifetime income. Brighthouse Shield Level Pay Plus- Annuities are built to help fill an important role in retirement planning - guaranteed lifetime income for your clients. Shield Level Pay Plus annuities are index-linked annuities that offer clients market growth opportunities coupled with a level of downside protection and, when they're ready, guaranteed income that lasts for life. Find out more about Shield Level Pay Plus annuities at brighthousefinancialpro.com. Guaranteed lifetime income depends upon staying within the parameters of the Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider. All guarantees, including any optional benefits, are subject to the claims-paying ability and financial strength of the issuing insurance company. Each issuing insurance company is solely responsible for its own financial condition and contractual obligations. This is not an offering of any securities for sale in New York. This communication refers to Brighthouse Shield Level Pay Plus. Annuity and Brighthouse Shield Level Pay Plus. Advisory Annuity, collectively referred to as "Shield Level Pay Plus. annuities,' which are part of the Shield annuity suite of single premium deferred annuity products, collectively referred to as "Shield Level annuities" or "Shield annuities." These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV ('Brighthouse Financial'). Shield Level annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level annuities have charges, termination provisions, and terms for keeping them in force. Please contact your financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates. Shield Level annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents Brighthouse Life Insurance Company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (888) 243-1932 or brighthousefinancial.com. NOT A DEPOSIT NOT FDIC INSURED NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY NOT GUARANTEED BY ANY BANK OR CREDIT UNION MAY LOSE VALUE 2202 BDVA1226261 4771100.1[07/21/20241